Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Compensation Plan of our report dated July 22, 2005 with respect to the consolidated financial statements and schedule of Cintas Corporation, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cintas Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 30, 2006